Exhibit 4.31

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY (OR THE COMMON SHARES ISSUABLE ON CONVERSION THEREOF) BEFORE NOVEMBER 14, 2023.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER OF SUCH SECURITIES AND ITS SUCCESSORS (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE SELLER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

UNSECURED CONVERTIBLE DEBENTURE CERTIFICATE

Grown Rogue International Inc.

(Existing under the laws of the Province of Ontario)

DEBENTURE CERTIFICATE NO. 2023-07-13-05	PRINCIPAL AMOUNT US$ 550,000

GROWN ROGUE INTERNATIONAL INC. (the “Company”), for value received, hereby acknowledges itself indebted and promises to pay to Mindset Value Fund of 30 West Mission Street #8, Santa Barbara, CA, 93101, USA (hereinafter referred to as the “holder” or the “Debentureholder”) in United States currency at any time following July 13, 2023 (the “Issue Date”) but on or prior to July 13, 2027 (the “Maturity Date”), at such place as the Debentureholder may reasonably designate by notice in writing to the Company, the outstanding Principal Amount in the manner hereinafter provided, and to pay interest on the Principal Amount outstanding from time to time and owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgement.

The Debentureholder has the right, from time to time and at any time while any portion of the Principal Amount is outstanding under this Debenture, to convert all or any portion of the outstanding Principal Amount and any accrued and unpaid interest, into common shares of the Company (each, a “Common Share”), at a price of C$0.24 per Common Share subject to adjustment as herein provided. The Principal Amount of the Debenture and accrued but unpaid interest thereon, may be prepaid prior to Maturity Date upon providing 30 days’ notice to the Debentureholder. In the event that only part of the Principal Amount of the Debenture is converted into Shares, any accrued and unpaid interest will remain payable.

Conversion of all or any part of the Debenture may only be completed at the offices of the Company or such other office as the Company may advise the holder in writing. This Debenture is issued subject to the terms and conditions appended hereto as Schedule “A”.

Unless otherwise indicated, a reference to currency means Canadian currency.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Debenture to be executed by a duly authorized officer.

DATED for reference this 13 day of July, 2023.

GROWN ROGUE INTERNATIONAL INC.

Per:
Authorized Signatory

(See terms and conditions attached hereto as Schedule “A”)

SCHEDULE “A”

TERMS AND CONDITIONS FOR DEBENTURE

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings set out below.

(a)	“Applicable Securities Laws” means the securities laws, regulations, policies, notices, rulings and orders in the Province of Ontario;

(b)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario;

(c)	“Company” means Grown Rogue International Inc. and its successors and assigns;

(d)	“Common Shares” means fully-paid and non-assessable common shares in the capital of the Company as constituted on the date hereof which the Debentureholder is entitled to receive upon the conversion of the Debenture pursuant to Article 4;

(e)	“Conversion Date” or “Date of Conversion” means the date on which a written notice of conversion is received by the Company pursuant to §4.2(a);

(f)	“Conversion Price” means, subject to §4.3, C$0.24 per Common Share;

(g)	“Conversion Rights” means the rights of the Debentureholder to convert the Debenture into Common Shares pursuant to Article 4;

(h)	“Debenture” means this secured convertible debenture as supplemented, amended or otherwise modified, renewed or replaced from time to time;

(i)	“Eastern Time” means the local time in Toronto, Ontario, Canada;

(j)	“Events of Default” shall have the meaning set forth in § 5.1;

(k)	“Exchange” means the Canadian Securities Exchange, or such other stock exchange on which the Common Shares principally trade;

(l)	“Interest” means any accrued but unpaid interest with respect to the Principal Amount;

(m)	“Issue Date” means July 13, 2023;

(n)	“Law” includes any law (including common law and equity), statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body;

(o)	“Maturity Date” means July 13, 2027;

(p)	“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal or arbitrator, whether foreign or domestic;

(q)	“Other Debentures” means each of the other convertible debentures issued by the Company as part of the Offering (as defined in the Subscription Agreement);

(r)	“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture or government or any agent, instrument or political subdivision thereof;

(s)	“Principal Amount” means the principal amount outstanding under this Debenture from time to time; and

(t)	“Subscription Agreement” means the subscription agreement of even date between the Company and the Debentureholder providing for the issuance of this Debenture;

(u)	“Trigger Issuance” means the sale or issuance by the Company of any Common Shares or securities exercisable for or convertible into Common Shares in exchange for cash with either (i) a value of at least $1,000,000, or (ii) that represent (or would on exercise or conversion or exercise represent) in increase of more than 1% in the total number of Common Shares outstanding on the date hereof; provided, however, that the following issuances of Common Shares shall not be deemed to be a Trigger Issuance: (A) issuance of Common Shares issued upon the exercise of any outstanding convertible securities including, without limitation, this Debenture or the Warrants issued in connection with this Debenture; (B) Common Shares issued directly or upon the exercise of options to directors, officers, employees, or consultants of the Company in connection with their service to the Company; (C) Common Shares or convertible securities issued (x) to persons in connection with a joint venture, strategic alliance or other commercial relationship with such person (including persons that are customers, suppliers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital, or (y) in connection with a transaction in which the Company, directly or indirectly, acquires another business or its tangible or intangible assets; (D) Common Shares or convertible securities issued to the lessor or vendor in any office lease or equipment lease or similar equipment financing transaction in which the Company obtains the use of such office space or equipment for its business; (E) a Capital Reorganization, or (F) a Rights Offering.

(v)	“USA”, “United States”, or “U.S.” means the United States of America, its territories and possessions and any state of the United States, and the District of Columbia.

1.2	Interpretation

For the purposes of this Debenture, except as otherwise expressly provided herein:

(a)	the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, clause, subclause or other subdivision or Schedule;

(b)	a reference to an Article means an Article of this Debenture and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Debenture so designated;

(c)	the headings are for convenience only, do not form a part of this Debenture and are not intended to interpret, define or limit the scope, extent or intent of this Debenture or any of its provisions;

(d)	the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e)	unless otherwise indicated, a reference to currency means Canadian currency; and

(f)	words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2

DEBENTURE

2.1	Principal Amount

The Company agrees to repay to the Debentureholder in United States currency the Principal Amount of the Debenture, together with interest thereon, by 5:00 p.m. (Eastern Time) on the Maturity Date, subject to the early redemption or conversion of the Debenture, as applicable, pursuant to the terms set forth in §2.4 and Article 4 respectively.

2.2	Interest on Debenture

The Debenture will bear interest at 9% per annum on the Principal Amount from the date of issue (the “Issue Date”). Interest is to be calculated from the date noted above and payable quarterly in cash in United States currency in arrears on the last Business Day of March, June, September and December of each year. The first Interest payment will be made on September 30, 2023 and will consist of Interest accrued from and including the Issue Date to but excluding September 30, 2023.

2.3	Payment of Principal Amount and Interest on Debenture

Any Principal Amount together with any Interest thereon as of the Maturity Date will be paid in full in United States currency by the Company as at such date.

2.4	Early Redemption of Debenture

The Principal Amount together with any Interest thereon may be prepaid in United States currency by the Company prior to Maturity Date upon providing 30 days’ notice to the Debentureholder.

2.5	Use of Proceeds

The proceeds of the Debenture shall be used for the ongoing development of the Company’s business model and for general working capital purposes.

2.6	Outstanding Balance

Notwithstanding the stated Principal Amount of this Debenture, the actual outstanding balance of the Debenture from time to time shall be the aggregate outstanding Principal Amount of the Debenture, together with any accrued and unpaid Interest thereon payable by the Company to the Debentureholder pursuant to this Debenture.

2.7	Debenture to Rank Pari Passu

This Debenture shall rank pari-passu with the Other Debentures as if this Debenture and the Other Debentures had been issued and negotiated simultaneously.

ARTICLE 3

COVENANTS

3.1	Covenants of the Company

The Company covenants and agrees with the Debentureholder that, unless otherwise consented to in writing by the Debentureholder:

(a)	Reservation of Common Shares. The Company shall at all times have reserved for issuance out of its authorized capital a sufficient number of Common Shares to satisfy its obligations to issue and deliver Common Shares upon the due conversion of the Debenture;

(b)	Approvals and Filings. The Company shall, in connection with the execution and delivery of this Debenture and the possible conversion of the Debenture into Common Shares, obtain any and all statutory and regulatory approvals required to effect and complete the same and shall file all notices, reports and other documents required to be filed by or on behalf of the Company pursuant to Applicable Securities Laws in respect thereof, including the rules and regulations of the Exchange;

(c)	Resale Restrictions. All Common Shares issued to the Debentureholder upon conversion of the Debenture or any part thereof from time to time will be subject to resale restrictions imposed under Applicable Securities Laws and applicable federal and “blue sky” securities laws of the United States and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing, that the Common Shares so issued shall not be traded for a period of four months from the date of the execution of this Debenture except as permitted by Applicable Securities Laws and, if applicable, with the consent of the Exchange;

(d)	Restrictions in U.S. This Debenture and the securities deliverable upon conversion hereof have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States. This Debenture may not be converted in the United States, or by or for the account or benefit of a U.S. person or a person in the United States, unless (i) the Common Shares are registered under the U.S. Securities Act and the applicable laws of any such state, or (ii) an exemption from such registration requirements is available, and (iii) the holder has complied with the requirements set forth in the Conversion Form attached hereto as Schedule “B”. For the purposes of this §3.1(d), “United States” and “U.S. person” are as defined in Regulation S under the U.S. Securities Act.

(e)	Certificate Legend. A legend will be placed on the certificates representing the Common Shares issued on conversion of the Debenture denoting the restrictions on transfer imposed by Applicable Securities Laws and the policies of the Exchange, if applicable:

(f)	Canadian Securities Laws. All Common Shares issued to the Debentureholder upon conversion of the Debenture or any part thereof shall be made pursuant to an exemption from the prospectus requirements available to the Debentureholder or the Company in respect of the transactions contemplated herein under Applicable Securities Laws.

ARTICLE 4

CONVERSION OF DEBENTURE

4.1	Conversion Privilege and Conversion Price

The Debentureholder shall have the right, from time to time and at any time while any portion of the Principal Amount is outstanding under this Debenture, subject to early redemption, to convert to Common Shares, all or any part of the outstanding Principal Amount together with any accrued and unpaid Interest on the Conversion Date, at the Conversion Price.

4.2	Manner of Exercise of Right to Convert

(a)	The Debentureholder may, at any time following the Issue Date and at any time while any portion of the Principal Amount is outstanding under this Debenture, convert the Principal Amount together with any accrued and unpaid Interest on the Conversion Date, in whole or in part, into Common Shares at the Conversion Price, by delivering to the Company the conversion form attached hereto as Schedule “B” executed by the Debentureholder or the Debentureholder’s attorney duly appointed by an instrument in writing, exercising the Debentureholder’s right to convert the Debenture in accordance with the provisions of this Article 4. Thereupon, the Debentureholder, subject to payment of all applicable stamp or security transfer taxes or other governmental charges, shall be entitled to be entered in the books of the Company as at the Conversion Date (or such later date as is specified in §4.2(b)) as the holder of the number of Common Shares into which the Debenture is convertible in accordance with the conversion form then received by the Company and the provisions of this Article 4 and, as soon as practicable thereafter, the Company shall deliver to the Debentureholder and/or, subject as aforesaid, the Debentureholder’s nominee(s) or assignee(s), a certificate or certificates for such Common Shares affixed with all required legends.

(b)	For the purposes of this Article 4, the Debenture shall be deemed to be converted on the Conversion Date on which the conversion form under §4.2(a) is actually received by the Company, provided that if such conversion form or notice is received on a day on which the register of Common Shares is closed, the person or persons entitled to receive Common Shares shall become the holder or holders of record of such Common Shares as at the date on which such register is next reopened;

(c)	Any part of the Principal Amount together with any accrued and unpaid Interest may be converted as provided in §4.2(a); and

(d)	The Debentureholder shall be entitled in respect of Common Shares issued upon conversion of the Debenture to dividends declared in favour of shareholders of record of the Company on and after the Conversion Date or such later date as the Debentureholder shall become the holder of record of such Common Shares pursuant to §4.2(b), from which applicable date any Common Shares so issued to the Debentureholder shall for all purposes be and be deemed to be outstanding as fully paid and non-assessable.

4.3	Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(a)	If and whenever at any time while any portion of the Principal Amount is outstanding under this Debenture (referred to in this §4.3 as the “Time of Expiry”), the Company shall:

(i)	subdivide, redivide or change its Common Shares into a greater number of shares,

(ii)	consolidate, reduce or combine its Common Shares into a lesser number of shares, or

(iii)	issue Common Shares to all or substantially all of the holders of its Common Shares by way of a stock dividend or other distribution on such Common Shares payable in Common Shares (other than dividends paid in the ordinary course);

(any such event being hereinafter referred to as a “Capital Reorganization”), the Conversion Price shall be adjusted by multiplying the Conversion Price in effect on the effective date of such event referred to in §4.3(a)(i) or §4.3(a)(ii) or on the record date of such stock dividend referred to in §4.3(a)(iii), as the case may be, by a fraction, the numerator of which shall be the number of Common Shares outstanding before giving effect to such Capital Reorganization and the denominator of which shall be the number of Common Shares outstanding after giving effect to such Capital Reorganization. Such adjustment shall be made successively whenever any Capital Reorganization shall occur and any such issue of Common Shares by way of a stock dividend or other such distribution shall be deemed to have been made on the record date thereof for the purpose of calculating the number of outstanding Common Shares under §4.3(a)(i) and §4.3(a)(ii);

(b)	If and whenever at any time prior to the Time of Expiry, the Company shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares at a price per share (or having a conversion or exchange price per share) of less than the Current Market Price (as defined below) per Common Share on such record date (any such event being hereinafter referred to as a “Rights Offering”), the Conversion Price, subject to prior approval of the Exchange, shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number determined by dividing the aggregate purchase price of the additional Common Shares offered for subscription or purchase by such Current Market Price per Common Share, and of which the denominator shall be the total number of Common

Shares outstanding on such record date plus the number of the additional Common Shares offered for subscription or purchase. Any Common Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment, if having received prior Exchange approval, shall be made successively whenever such a record date is fixed. To the extent that such Rights Offering is not made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall then be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued;

(c)	If and whenever at any time prior to the Time of Expiry, the Company shall fix a record date for the distribution to all or substantially all the holders of its Common Shares of:

(i)	shares of any class whether of the Company or any other corporation (excluding dividends paid in the ordinary course);

(i)	rights, options or warrants;

(ii)	evidences of indebtedness; or

(iii)	other assets or property (excluding dividends paid in the ordinary course);

and if such distribution does not constitute a Capital Reorganization or a Rights Offering or does not consist of rights, options or warrants entitling the holders, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares at a price per share or having a conversion or exchange price per share of at least the Current Market Price per Common Share on such record date (any such non-excluded event being hereinafter referred to as a “Special Distribution”), the Conversion Price, subject to prior approval of the Exchange, shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share determined on such record date, less the excess of the fair market value (as determined by the board of directors of the Company, which determination shall be conclusive) of such Special Distribution over the fair market value (as determined by the board of directors of the Company, which determination shall be conclusive) of the consideration therefor, if any, received by the Company and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price per Common Share. Any Common Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purposes of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. The extent that such Special Distribution is not so made or to the extent any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall then be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued;

(d)	For the purpose of any computation under §4.3(b) or §4.3(c), the “Current Market Price” of the Common Shares at any date means the price per share equal to the weighted average price at which the Common Shares have traded on the Exchange or, if the Common Shares are not then listed on any Canadian stock exchange, in the over-the-counter market, during the period of any ten consecutive trading days ending not more than five (5) business days before such date; provided that the weighted average price shall be determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during the said ten consecutive trading days by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any Canadian stock exchange or traded in the over-the counter market, then the Current Market Price shall be determined by such firm of independent chartered accountants as may be selected by the directors of the Corporation.

(e)	Subject to the approval of the Exchange, if applicable, if and whenever during the six (6) month period following the Issue Date, a Trigger Issuance shall have occurred for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to the price per share at which the Trigger Issuance occurred.

(f)	If and whenever at any time prior to the Time of Expiry, there is a reclassification or change of Common Shares into other shares or there is a consolidation, merger, reorganization or amalgamation of the Company with or into another corporation or entity that results in any reclassification of Common Shares or a change of Common Shares into other shares or there is a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another person (any such event being hereinafter referred to as a “Reclassification of Common Shares”), the Debentureholder shall be entitled to receive and shall accept, upon the exercise of the Debentureholder’s right of conversion at any time after the effective date thereof, in lieu of the number of Common Shares of the Company to which the Debentureholder was theretofore entitled on conversion, the kind and amount of shares or other securities or money or other property that the Debentureholder would have been entitled to receive as a result of such Reclassification of Common Shares, if, on the effective date thereof, the Debentureholder had been the registered holder of the number of such Common Shares to which the Debentureholder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this §4.3.

(g)	In any case in which this §4.3 shall require that an adjustment become effective immediately after a record date or agreement date for an event referred to herein, the Company may defer, until the occurrence of such event, issuing or transferring to the Debentureholder who converts on a Conversion Date after such record date or agreement date and before the occurrence of such event the additional Common Shares issuable upon conversion by reason of the adjustment of the Conversion Price required by such event before giving effect to such adjustment; provided, however, that the Company shall deliver to the Debentureholder an appropriate instrument evidencing the Debentureholder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares on and after the Date of Conversion or such later date as the Debentureholder would, but for the provisions of this §4.3(g), have become the holder of record of such additional Common Shares pursuant to §4.3(c);

(h)	The adjustments provided for in this §4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this §4.3, provided that, notwithstanding any other provision of this §4.3, no adjustment shall be made which would result in any increase in the Conversion Price (except upon a consolidation, reduction or combination of outstanding Common Shares) and no adjustment of the Conversion Price shall be required unless such adjustment would require a decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment;

(i)	In the event of any dispute arising with respect to the adjustments provided in this §4.3, such question shall be conclusively determined by a firm of chartered accountants appointed by the Company (who may be auditors of the Company) and acceptable to the Debentureholder, acting reasonably. Such accountants shall have access to all necessary records of the Company and such determination shall be binding upon the Company and the Debentureholder; and

(j)	Notwithstanding any other provision herein contained, no adjustment to the Conversion Price shall be made in respect of any event described in this §4.3 (other than the events referred to in paragraphs (i) and (ii) of subsection (a)), if the Debentureholder is entitled, without converting the Debenture, to participate in such event on the same terms mutatis mutandis as if the Debentureholder had converted the Debenture into Common Shares prior to or on the effective date or record date of such event.

4.4	No Requirement to Issue Fractional Shares

The Company shall not be required to issue fractional Common Shares upon the conversion of the Debenture pursuant to this Article 4.

4.5	Certificate as to Adjustment

The Company shall from time to time forthwith after the occurrence of any event which requires adjustment or readjustment as provided in §4.3, deliver to the Debentureholder at the Debentureholder’s address set forth on the final page hereof, an officer’s certificate specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation are based.

4.6	Redemption of Debenture

Notwithstanding anything to the contrary contained herein, this Debenture will be redeemable at the option of the Company prior to 5:00 p.m. (Eastern Time) on the Maturity Date, pursuant to the terms set forth in §2.4.

ARTICLE 5

EVENTS OF DEFAULT

5.1	General

The occurrence of any one or more of the following events (“Events of Default”) will constitute a default hereunder (whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body):

(a)	Non-Compliance: (A) the Company fails to observe or perform one or more material covenants, agreements, conditions or obligations in favour of the Debentureholder, including a failure to pay any or all of the Principal Amount, interest and other monies due under the Debenture when due, or (B) the Company defaults pursuant to, or fails to observe or perform one or more material covenants, agreements, conditions or obligations under the Other Debentures or any other ancillary document or instrument entered into in connection with the transaction in which this Debenture was issued; and in each case, if such failure continues unremedied for a period of 30 days after the Debentureholder gives notice thereof to the Company;

(b)	Cross Default: an event of default occurs under any, note, credit agreement or similar agreement or arrangement (including any ancillary document or instrument entered into in connection therewith) pursuant to which the Company has borrowed at least $1,000,000 in aggregate principal amount;

(c)	Bankruptcy or Insolvency: the Company becomes insolvent or makes a voluntary assignment or proposal in bankruptcy or otherwise acknowledges its insolvency, or a bankruptcy petition is filed or presented against the Company, or the Company commits or threatens to commit an act of bankruptcy;

(d)	Receivership: a receiver or receiver manager of the Company is appointed under any statute or pursuant to any document issued by the Company;

(e)	Compromise or Arrangement: any proceeding with respect to the Company is commenced under the compromise or arrangement provisions of the corporations statute pursuant to which the Company is governed, or the Company enters into an arrangement or compromise with any or all of its creditors pursuant to such provisions or otherwise;

(f)	Companies’ Creditors Arrangement Act: any proceeding with respect to the Company is commenced in any jurisdiction under the Companies’ Creditors Arrangement Act (Canada) or any similar legislation; and

(g)	Liquidation: an order is made, a resolution is passed, or a petition is filed, for the liquidation, dissolution or winding-up of the Company.

ARTICLE 6

RIGHTS, REMEDIES AND POWERS

6.1	Upon Default

Upon the occurrence of an Event of Default and at any time thereafter, so long as such Event of Default is continuing, the Debentureholder may exercise any or all of the rights, remedies and powers of the Debentureholder under any applicable legislation or otherwise existing, whether under this Debenture or any other agreement or at law or in equity, and in addition will have the right and power (but will not be obligated) to declare any or all of the Debenture to be immediately due and payable. Notwithstanding the above, if an Event of Default set out in Sections 5.1(b) to (f) occurs then the full amount owing under this Debenture shall become immediately due and payable.

6.2	Waiver

The Debentureholder in its absolute discretion may at any time and from time to time by written notice waive any breach by the Company of any of its covenants or agreements herein. No failure or delay on the part of the Debentureholder to exercise any right, remedy or power given herein or by any other existing or future agreement or now or hereafter existing by statute, at law or in equity will operate as a waiver thereof, nor will any single or partial exercise of any such right, remedy or power preclude any other exercise thereof or the exercise of any other such right, remedy or power, nor will any waiver by the Debentureholder be deemed to be a waiver of any subsequent, similar or other event.

ARTICLE 7

OTHER AGREEMENTS

7.1	Withholding Taxes

If the Company is obliged to withhold any payment hereunder on account of present or future taxes, duties, assessments or other governmental charges required by Law, the Company shall make such withholding or deduction and pay the balance owing to the Debentureholder.

7.2	Amendment and Waiver

Neither this Debenture nor any provision hereof may be amended, waived, discharged or terminated except by a document in writing executed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

7.3	Notices and Other Instruments

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be:

(a)	personally delivered to such party; or

(b)	except during a period of strike, lock-out or other postal disruption, sent by double registered mail, postage prepaid to the address of such party set forth on page one; or

(c)	sent by email to the address of such party set forth on page one, or as otherwise designated by such party in a written notice to the other party;

and shall be deemed to have been received by such party on the earliest of the date of delivery under subsection (a), the actual date of receipt when mailed under subsection (b) and the Business Day following the date of communication under subsection (c). Any party may give written notice to the other parties of a change of address to some other address, in which event any communication shall thereafter be given to such party as hereinbefore provided, at the last such changed address of which the party communication has received written notice.

7.4	Maximum Rate

Notwithstanding any other provisions of this Debenture or any other agreement, the maximum amount (including interest and any other consideration) payable to the Debentureholder in connection with the indebtedness evidenced by the Debenture, including the Principal Amount thereof and any Interest thereon, and all other obligations and liability of the Company to the Debentureholder pursuant to this Debenture and each part thereof shall not exceed the maximum allowable return permitted under the laws of Ontario and the laws of Canada applicable therein, and the provisions of this Debenture and all other existing and future agreements are hereby modified to the extent necessary to effect the foregoing.

7.5	Successors and Assigns

This Debenture shall be binding upon the Company and its successors.

7.6	Headings, etc.

The division of this Debenture into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

7.7	Severability

The provisions of this Debenture are intended to be severable. If any provision of this Debenture shall be deemed by any court of competent jurisdiction or held to be invalid or void or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

7.8	Modification

From time to time the Company may modify the terms and conditions hereof for any purpose not inconsistent the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein.

7.9	Governing Law

This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

7.10	Business Combination

(a)	Nothing herein contained shall prevent any consolidation, amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and assets of the Company as an entirety to any corporation lawfully entitled to acquire and operate same (such event to be referred to in this §7.10 as a “Business Combination”), provided, however, that the corporation formed by such Business Combination, simultaneously with such amalgamation, merger, conveyance or transfer, assumes the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company in this Debenture.

(b)	In case the Company, pursuant to §7.10(a), shall complete a Business Combination with or into any other corporation or corporations, the successor corporation formed by such Business Combination shall succeed to and be substituted for the Company hereunder and such changes in phraseology and form (but not in substance) may be made herein as may be appropriate in view of such amalgamation, merger or transfer.

SCHEDULE “B”

NOTICE OF CONVERSION FORM

To:	Grown Rogue International Inc.

The undersigned registered holder of the enclosed certificate representing (US)$__________________ in principal amount of the Convertible Debenture (the “Debenture”), issued by Grown Rogue International Inc. (the “Corporation”), does hereby exercise the right to convert (US)$____________________ in the principal amount and interest, if applicable, owing under the Debenture into fully paid and non-assessable common shares (“Common Shares”) of the Borrower pursuant to the terms of the Debenture, and does hereby irrevocably tender the Debenture to the Borrower for such purpose.

The undersigned holder represents, warrants and certifies as follows (one (only) of the following must be checked):

☐ A. The undersigned holder at the time of conversion of the Debenture (i) is not in the United States; (ii) is not a U.S. person and is not exercising the Debenture on behalf of a U.S. person or a person in the United States; and (iii) did not execute or deliver this Conversion Form in the United States.

☐ B. The undersigned holder at the time of conversion of the Debenture (i) is the original holder who acquired the Debenture in the United States and who delivered a U.S. Accredited Investor Certificate to the Corporation in connection with its acquisition of the Debenture; (ii) is converting the Debenture for its own account or for the account of a disclosed principal that was named in the U.S. Accredited Investor Certificate, and (iii) is, and such disclosed principal, if any, is, an “accredited investor” as defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) at the time of conversion of this Debenture and the representations and warranties of the holder made in the U.S. Accredited Investor Certificate remain true and correct as of the date of conversion of this Debenture.

☐ C. The undersigned holder has delivered an opinion of counsel of recognized standing or other evidence in form and substance reasonably satisfactory to the Corporation to the effect that an exemption from the registration requirements of the U.S. Securities Act, and applicable state securities laws is available for the issuance of the Common Shares.

Note: The undersigned holder understands that unless Box A above is checked, the certificates or DRS Advice representing the Common Shares will be issued in definitive physical certificated form and bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

Note: Certificates or DRS Advice representing Common Shares will not be registered or delivered to an address in the United States unless either Box B or Box C above is checked. If Box C is checked, any opinion or other evidence tendered must be in form and substance reasonably satisfactory to the Corporation. Holders planning to deliver any such documentation in connection with the conversion of the Debenture should contact the Corporation in advance to determine whether any opinions or other evidence to be tendered will be acceptable to the Corporation.

Note: The terms “U.S. person” and “United States” have the meaning ascribed thereto in Regulation S under the U.S. Securities Act.

DATED the ________ day of _______________________________, 20____.

)

)
Signature of Witness	)	Signature of registered holder or authorized signatory thereof

)
If applicable, print name and office of signatory
)

)	Print Name of registered holder as on certificate

)
Street Address
)

)	City, Province/State and Postal Code/ZIP Code

Instructions:

1. The registered Debentureholder may exercise its right to receive Common Shares by completing this form and surrendering this form and the original Debenture Certificate representing the Debenture being exercised to the Corporation.

2. If the Conversion Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.